EXHIBIT 3.3
                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           THE NATIONAL REGISTRY INC.
                         -----------------------------


         THE NATIONAL REGISTRY, INC., a Delaware corporation (the
"Corporation"), does hereby certify:

         That in compliance with Section 242 of the General Corporation Laws of the State of Delaware, the Corporation's directors at a meeting of the Board of Directors held May 8, 1996 and stockholders at the Annual Meeting of the Stockholders held June 25, 1996, respectively, have adopted an amendment to Article Fourth to the Corporation's Certificate of Incorporation by deleting it in its entirety and substituting the following language thereof:

                  "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 76,000,000 shares, consisting of (i) 1,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), and (ii) 75,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock")."

         IN WITNESS WHEREOF, THE NATIONAL REGISTRY, INC. has caused its corporate seal to be affixed hereto and this Cerificate to be executed by John
L. Gustafson, its President and Chief Executive Officer, and attested by David
I. Jacoby, its Vice President--Legal Affairs, this 2nd day of July, 1996.

                             THE NATIONAL REGISTRY INC.



                             By: /s/JOHN L. GUSTAFSON
                                -----------------------
                                Name: John L. Gustafson
                                Title: President and Chief Executive Officer


ATTEST:

   /s/ DAVID I. JABOBY
----------------------------------------------------
David I. Jaboby; Vice President--Legal Affair
[SEAL]